Strictly Confidential www.thesba.com Newtek Business Services Corp. NASDAQ: NEWT Hosted by: Barry Sloane, President & CEO Investor Relations Public Relations Newtek Investor Relations Newtek Public Relations Jayne Cavuoto Director of Investor Relations jcavuoto@thesba.com (212) 273-8179 Simrita Singh Director of Marketing ssingh@thesba.com (212) 356-9566 Discussion on Dividends Declared December 16, 2015 4:15 pm ET

www.thesba.com 1 Declared Fourth Quarter 2015 Dividend  December 16, 2015: Newtek’s Board declared fourth quarter cash dividend of $5.8 million – Record Date: January 7, 2016 – Pay Date: January 19, 2016  Represents fourth regular quarterly dividend declaration since Company’s conversion to a BDC on November 12, 2014  Annual 2015 dividend will equal $20.9 million, in line with prior guidance  Per share amounts for the fourth quarter dividend and 2015 annual dividend will be reported when the total outstanding shares are calculated as of December 31, 2015 after taking into account shares that will be issued in connection with the special dividend  The Company’s Dividend Reinvestment Program, which was suspended for the special dividend, will be reinstated for the fourth quarterly dividend

www.thesba.com 2 Special Dividend Highlights  October 1, 2015: Newtek’s Board of Directors declared a one-time special dividend of approximately $34.0 million, or $2.69 per share (based on 12.6 million shares of the Company’s Common Stock currently outstanding) – Record Date: November 18, 2015 – Payment Date: December 31, 2015  Represents the distribution of the Company’s approximate $34 million of earnings and profits accumulated through December 31, 2014, prior to the effective date of the Company’s election to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended  Special dividend to be paid in cash or shares at the election of each shareholder, with cash distribution limited to 27% of total dividend and the remainder paid in stock – All election forms due to transfer agent by close of business on December 22, 2015  100% of the special dividend to be reported as a qualified dividend  The exact distribution of cash and stock to any given shareholder will be dependent upon his/her election as well as the elections of other shareholders, subject to the pro rata limitation described above

www.thesba.com 3 Anticipated Special Dividend Payment Impact on Q4 Dividend  Company anticipates 1.8 million shares of common stock will be issued to shareholders of record as of November 18, 2015 in connection with the special dividend – Share distribution based on volume weighted average price of $13.48 of Newtek common stock over the three-day period of December 11, 14 and 15, 2015 – 1.8 million shares assumes stockholders’ elections are for 27% payable in cash and 73% payable in shares – Total shares outstanding are projected to be approximately 14.5 million at December 31, 2015 which will determine the per share amounts of the fourth quarter and 2015 annual dividends  Based on an estimated 14.5 million shares outstanding at December 31, 2015, the Company projects: – Fourth quarter dividend will be approximately $0.40 per share – 2015 annual dividend will be approximately $1.76 per share  Important Note: Shareholders of record on November 18, 2015 will receive additional shares of common stock on December 31, 2015, which if held as of the January 7, 2015 record date, will receive the fourth quarter dividend  Company will report exact outstanding share count as well as fourth quarter and 2015 annual dividend per share amounts next week after the election forms have been fully tabulated  In the event shareholders elect to receive in excess of 73% of the special dividend in shares, the actual fourth quarter dividend per share and 2015 annual dividend per share could be materially different than Company estimates